Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 10, 2011, relating to the consolidated financial statements and financial statement schedule of UnitedHealth Group Incorporated and subsidiaries, and the effectiveness of UnitedHealth Group Incorporated and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of UnitedHealth Group Incorporated for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche

Minneapolis, MN

February 14, 2011